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                                                                      EXHIBIT 12

                 STATEMENT SETTING FORTH COMPUTATION OF RATIO OF PROFIT TO FIXED CHARGES
                       YEARS ENDED DECEMBER 31, (Millions of dollars)(Unaudited)
---------------------------------------------------------------------------------------------------
                                                      1998      1997      1996     1995      1994
                                                      ----      ----      ----     ----      ----
Net profit                                           $111.6    $ 94.2    $ 75.6   $ 65.2    $ 32.2

Add:
  Provision for income taxes                           67.0      53.5      40.2     38.5      19.3

Deduct:
  Equity in profit of partnerships                     (3.1)     (2.6)     (2.2)    (1.4)     (1.7)
                                                     -------   -------   -------  -------   -------

Profit before taxes                                  $175.5    $145.1    $113.6   $102.3    $ 49.8
                                                     =======   =======   =======  =======   =======

Fixed charges:
  Interest on borrowed funds                         $501.8    $366.7    $315.4   $298.4    $212.1
  Rentals at computed interest*                         4.1       3.2       2.5      1.8       1.3
                                                     -------   -------   -------  -------   -------

Total fixed charges                                  $505.9    $369.9    $317.9   $300.2    $213.4
                                                     =======   =======   =======  =======   =======

Profit before taxes plus fixed charges               $681.4    $515.0    $431.5   $402.5    $263.2
                                                     =======   =======   =======  =======   =======

Ratio of profit before taxes plus
  fixed charges to fixed charges                       1.35      1.39      1.36     1.34      1.23
                                                     =======   =======   =======  =======   =======
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*Those portions of rent expense that are representative of interest cost.